CUSIP No. 671074 10 2	13G	Page 6 of 6 Pages

EXHIBIT A

AGREEMENT OF JOINT FILING

The undersigned hereby agree that they are filing jointly, pursuant to Rule 13d-1(k)(1) of the Act, the information required by Schedule 13G, for the disposition of 1,290,950 shares of common stock of OYO Geospace Corporation held by OYO Corporation U.S.A., a wholly owned subsidiary of OYO Corporation.

February 24, 2012

OYO Corporation

By:	/s/ Takashi Kanemori
Name:	Takashi Kanemori
Title:	Senior Executive Officer

OYO Corporation U.S.A.

By:	/s/ Takashi Kanemori
Name:	Takashi Kanemori
Title:	President